Exhibit 10.7

STOCK UNIT AWARD AGREEMENT

Participant:
Award Number:
Plan:	2004 Long-Term Incentive Compensation Plan
Award Type:	Stock Unit
Grant Date:
Number Units:
Purchase Price:	$0.00
Restriction Period:	Grant Date through

Cree, Inc. (the “Company”) has awarded you ______ units (the “Stock Units”) to acquire the common stock of the Company (the “Shares”) effective _______________, the Grant Date of the Award, pursuant to the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”) and the terms of this Stock Unit Award Agreement (the “Agreement”).
In accordance with this Agreement and the Plan, upon any Termination of Service (as defined in this Agreement) before the end of the Restriction Period, all Stock Units that are not then vested will be forfeited. If not previously vested or forfeited, the Stock Units will vest at 12:00 a.m. local time in Durham, NC in installments as follows, provided that you have not experienced a Termination of Service prior to the indicated vesting date:
_____ Stock Units on _______________;
_____ Stock Units on _______________;
_____ Stock Units on _______________; and
_____ Stock Units on _______________.

Capitalized terms defined in the Plan and used in this Agreement without definition have the meaning specified in the Plan.
THE TERMS AND CONDITIONS ON THE PAGES FOLLOWING THIS SIGNATURE PAGE, INCLUDING ANY APPENDIX, ARE AN INTEGRAL PART OF THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS. FAILURE TO SIGN WILL RESULT IN FORFEITURE OF THE AWARD.

Dated:

FOR CREE, INC.:	ACCEPTED AND AGREED:
/s/ CHARLES M. SWOBODA
Charles M. Swoboda, Chairman, President and Chief Executive Officer

TERMS AND CONDITIONS

1.
Grant of Stock Units. Subject to the terms of the Plan and this Agreement, the Company hereby grants you the Stock Units as set forth on the first page of this Agreement. Each Stock Unit represents the right to receive one Share on the date the Stock Unit vests (subject to adjustment for a change in capitalization within the meaning of Section 4.3 of the Plan). Prior to vesting, such Stock Units represent an unsecured obligation of the Company, payable (if at all) from the general assets of the Company.

2.
Vesting. The Stock Units will vest in accordance with the schedule set out on the first page of this Agreement and will become fully vested, to the extent not already vested, upon your Termination of Service on account of your death or Disability, unless otherwise provided in this Agreement or the Plan.

3.
Forfeiture of Stock Units upon Termination of Service. Except as otherwise provided in this Agreement or the Plan, upon your Termination of Service, you will forfeit all of the Stock Units that are not vested as of the date of your Termination of Service.

4.
Forfeiture of Stock Units for Awards Not Timely Accepted. This Award is conditioned upon and subject to your accepting the Award by signing and delivering to the Company this Agreement no later than the first date the Stock Units are scheduled to vest pursuant to the Award. In the event of your death or incapacitation prior to accepting the Award, the Company will deem the Award as being accepted. If you fail to accept the Award within the time described above, you will forfeit the Stock Units.

5.
Settlement of Stock Units. Subject to the terms of the Plan and this Agreement, any Stock Units that vest and become nonforfeitable shall be released and settled in whole Shares as soon as reasonably practicable after each vesting date, but in any event, within the period ending on the later to occur of the date that is two and one-half months after the end of (i) your tax year that includes the applicable vesting date, or (ii) the Company's tax year that includes the applicable vesting date (which payment schedule is intended to comply with the “short-term” deferral exemption from the application of Section 409A of the Code). Upon settlement, the Company shall deliver to you (or, in the event of your death, to your estate or, if the Committee establishes a beneficiary designation procedure pursuant to Section 11 of the Plan, to any beneficiary that you have designated pursuant to such procedure) one or more certificates for the vested Shares or in the Company's discretion may cause the vested Shares to be deposited in an account maintained by a broker designated by the Company.

6.    Responsibility for Taxes.

(a)    For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable to this Award by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to withholding Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, without limitation, the grant, vesting or release of the Stock Units, the subsequent sale of Shares and the receipt of any dividends or dividend equivalents pursuant to Shares; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (2) selling or arranging for the sale of Shares that you acquire under the Plan; or (3) withholding of Shares consistent with the “Share Withholding” provisions under Section 13.2 of the Plan.

(c)    Depending upon the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum or maximum statutory withholding amounts or other applicable withholding rates. In the event Tax-Related Items are over-withheld, you will receive a refund in cash for any over-withheld amounts and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding of Shares, you shall be deemed, for tax purposes, to have been issued the full number of Shares, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(d)    You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to release and settle the Stock Units if you fail to comply with your obligations in connection with the Tax-Related Items.

7.
Transfer of Stock Units. The Stock Units and any rights under this Agreement may not be assigned, pledged as collateral or otherwise transferred, except as permitted by the Plan, nor may the Stock Units or such rights be subject to attachment, execution or other judicial process until the Stock Units become vested pursuant to Section 2 above. In the event of any attempt to assign, pledge or otherwise dispose of the Stock Units which are not then vested, or any rights under this Agreement, except as permitted by the Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests with respect to the Stock Units which are not then vested, the Committee may in its discretion, upon notice to you, cause you to forfeit such Stock Units.

8.    Rights Prior to Vesting of Stock Units.

(a)    You will have no rights as a shareholder with respect to any Shares issuable under the Stock Units until such Shares have been duly issued by the Company or its transfer agent pursuant to the vesting and settlement of the Award.

(b)    In the event of a change in capitalization within the meaning of Section 4.3 of the Plan, the number and class of Shares or other securities that you are entitled to pursuant to this Agreement shall be appropriately adjusted or changed as determined by the Committee to reflect the change in capitalization, provided that any such additional Shares or additional or different shares of securities shall remain subject to the restrictions in this Agreement.

9.    Termination of Service.

(a)    Unless otherwise provided in this Agreement or the Plan, for purposes of this Agreement “Termination of Service” means the discontinuance of your relationship with the Company as an employee of the Company or the Employer or any subsidiary or affiliate of the Company under the Plan or as a member of the Board of Directors of Cree, Inc. Except as determined otherwise by the Committee, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee) or if you transfer employment among the various subsidiaries or affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the Board of Directors of Cree, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.

(b)    If you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death or Disability, your right to vest in the Stock Units under this Agreement or the Plan, if any, will terminate effective as of the date that you are no longer actively providing services to the Company or one of its subsidiaries or affiliates (regardless of the reason for the termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee, in its discretion, will determine when you are no longer actively providing services for purposes of this Award (including whether you may still be considered to be providing services while on a leave of absence).

10.
Provisions of the Plan. The provisions of the Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the Plan, the Plan provision will control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon you and the Company.

11.
Detrimental Activity. The Committee in its sole discretion may cancel and cause to be forfeited any Stock Units not previously vested or released under this Agreement if you engage in any "Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any vesting of the Stock Units beginning six (6) months prior to your Termination of Service, provided that the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to setoff such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:

(a)    “Company” includes Cree, Inc. and all other Employers under the Plan.

(b)    “Detrimental Activity” means any of the following conduct, as determined by the Committee in good faith:

(1)    the performance of services for any Competing Business (as defined below), whether as an employee, officer, director, consultant, agent, contractor or in any other capacity, except to the extent expressly permitted by any written agreement between you and the Company;

(2)    the unauthorized disclosure or use of any trade secrets or other confidential information of the Company;

(3)    any attempt to induce an employee to leave employment with the Company to perform services elsewhere, or any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company;

(4)    breach of any confidentiality, noncompetition, nonsolicitation or nondisparagement obligations, or any obligations relating to the disclosure, assignment or protection of inventions, undertaken by you in any written agreement between you and the Company; or

(5)    any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.

(c)    “Competing Business” means any corporation, partnership, university, government agency or other entity or person (other than the Company) that is conducting research directed to, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with any part of the Company's Business (as defined below). "Company's Business" means the development, manufacture, marketing, distribution, or sale of, or the conduct of research directed to, any product, service, or technology that the Company is developing, manufacturing, marketing, distributing, selling, or conducting research directed to, at any time during your employment or other relationship with the Company, except that following your Termination of Service the Company's Business will be determined as of the time of such termination. As of the effective date of this Agreement, the Company's Business includes but is not limited to the conduct of research directed to, development, manufacture, marketing, distribution, and/or sale of the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications; (2) SiC materials for gemstone applications; (3) AIII nitride materials for electronic applications; (4) light-emitting diode (LED) devices and components; (5) power semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices; (6) radio frequency (RF) and microwave devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices; (7) LED backlights for liquid crystal displays (LCDs); (8) lighting products, modules, fixtures or devices incorporating any of the above materials or technology; and (9) other semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices. You acknowledge that during your employment or other relationship with the Company the Company's Business may expand or change and you agree that any such expansions and changes shall expand or contract the definition of the Company's Business accordingly.

12.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials (“Data”) by and among, as applicable, your Employer, the Company and its subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Employer holds or may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, position title, any shares of stock or directorships held in the Company, details of the Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan.
You understand that Data may be transferred to any third parties as may be selected by the Company currently or in the future, which are assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States or elsewhere, and that the recipient's country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company's Stock Plan Administrator. You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party whom you subsequently may elect to deposit any Shares acquired under the Plan. You understand that Data will be held pursuant to this Agreement only as long as the Company considers it necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents above, in any case without cost, by contacting in writing the Company's Stock Plan Administrator. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant you the Stock Units or any other equity awards or administer or maintain such awards. Therefore, you acknowledge that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact the Stock Plan Administrator of the Company.

13.    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs in meaning from the English version, the English version will control.

14.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Signed documents delivered to either party via facsimile or in portable document format will have the same effect as an original, unless otherwise required by applicable law.

15.    General.

(a)    Nothing in this Agreement will be construed as: (1) constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your employment or other relationship with the Company; or (2) limiting or restricting either party's right to terminate your employment or other relationship.

(b)    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company's written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.

(c)    Notices under this Agreement must be in writing and delivered either by hand or by a reputable domestic or international carrier (postage prepaid and return receipt or proof of delivery requested), and, in the case of notices to the Company, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, addressed to your address as shown on the Employer's records.

(d)    This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Durham County, North Carolina, or the federal courts for the United States for the Middle District of North Carolina, and no other courts, where the Award of the Stock Units is made and/or to be performed.

(e)    If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.

(f)    Notwithstanding any prior award agreement between you and the Company under which Stock Units may have been awarded, this Agreement and the Plan set forth all of the promises, agreements and understandings between you and Company relating to the Stock Units granted pursuant to this Agreement, constitutes the complete agreement between the parties regarding the Stock Units and replaces any prior oral or written communications regarding the same.

(g)    Shares issued pursuant to this Award may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the U.S. Securities and Exchange Commission or any stock exchange or trading system upon which the common stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.

(h)    You agree that the Stock Units, even if later forfeited, serve as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.

(i)    You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company's filings with the U.S. Securities and Exchange Commission and in the Company's current prospectus relating to the Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept this Award, or in connection with any disposition of Shares obtained pursuant to this Award, or with respect to any tax consequences related to the grant of the Stock Units or the disposition of Shares obtained pursuant to the Stock Units; and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.

(j)    You acknowledge that you may incur a substantial tax liability as a result of vesting of the Stock Units. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of Shares obtained pursuant to the Stock Units under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company's financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.

(k)    You acknowledge that copies of the Plan and Plan prospectus are available upon written or telephonic request to the Company's Stock Plan Administrator.

16.
Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.    Nature of Grant. In accepting this grant, you acknowledge, understand and agree that:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the Plan or the Agreement;

(b)
the grant of the Stock Units is voluntary and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted repeatedly in the past;

(c)	all decisions with respect to future grants of Stock Units, if any, will be at the sole discretion of the Company;

(d)	your participation in the Plan is voluntary;

(e)
your participation in the Plan will not create a right to employment with the Company or the Employer and will not interfere with the ability of the Company, the Employer or any subsidiary or affiliate to terminate your employment or service relationship at any time;

(f)
if you are employed by a non-U.S. entity and provide services outside the U.S., the Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to your Employer, and they are outside the scope of your employment or service contract, if any, with your Employer;

(g)	the grant of the Stock Units is not intended to replace any pension rights or compensation;

(h)
the grant of the Stock Units is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)
the grant of the Stock Units and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or affiliate of the Company;

(j)	the future value of the Shares is unknown and cannot be predicted with certainty;

(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from termination of your employment or service relationship by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and, in consideration of the grant of the Stock Units, to which you otherwise are not entitled, you irrevocably agree (i) never to institute any such claim against the Company, the Employer, or any subsidiary or affiliate of the Company, (ii) to waive your ability, if any, to bring any such claim, and (iii) to release the Company and the Employer and any subsidiary or affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(l)	the grant of the Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability;

(m)
neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Units or of any payments due to you pursuant to the subsequent sale of any Shares acquired upon the vesting of the Stock Units; and

(n)
this award and any other award(s) granted under the Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the Plan to grant you the Stock Units or other rights to common stock of the Company. By signing this Agreement, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.

18.
No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or sale of Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

19.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Stock Units, the Company shall not be required to deliver the Stock Units or any of the underlying Shares prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Stock Units or any of the underlying Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance of the Stock Units and Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

20.
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

21.
Appendix. Notwithstanding any provisions in this Agreement, this Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Moreover, if you relocate to or from one of the countries included on any such Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. If included, the Appendix is incorporated in and constitutes part of this Agreement.

22.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Units and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.
Code Section 409A. The Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the Code, and the provisions of this Agreement will be interpreted, operated and administered in a manner consistent with these intentions. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, without your consent, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the Stock Units qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Stock Units. The Company will have no liability to you or to any other party if the Award, the vesting of the Award, delivery of Shares upon settlement of the Award or any other event hereunder that is intended to be exempt from or compliant with Section 409A of the Code, is not so exempt or compliant, or for any action taken by the Company with respect thereto.

APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF THE
STOCK UNIT AWARD AGREEMENT
TERMS AND CONDITIONS

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Stock Units granted to you under the Plan if you are in one of the countries listed below on the Grant Date. Unless otherwise defined in this Appendix, capitalized terms used in this Appendix and defined in the Plan or this Agreement will have the same meaning as defined in the Plan or Agreement, as applicable.

NOTIFICATIONS

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on securities, exchange control, and other laws in effect in the respective countries as of August 2012. Such laws are often complex and change frequently. The Company strongly recommends that you do not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because such information may be outdated when the Stock Units vest and you acquire Shares or sell any Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company cannot assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the Grant Date, or are considered a resident of another country for local law purposes, the information contained in this Appendix may not apply to you.

CANADA

TERMS AND CONDITIONS
Settlement of Stock Units and Sale of Shares. The following provisions supplement Section 7 of the Agreement:
Notwithstanding Section 2.3.2 of the Plan, the Stock Units will be settled in Shares only, not cash.

Data Privacy Notice and Consent. This provision supplements Section 12 of the Agreement:
You hereby authorize the Company and the Company's representatives to discuss with and obtain all relevant information about you from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any subsidiary or affiliate and the administrator of the Plan to disclose and discuss your participation in the Plan with their advisors. You further authorize the Company and any subsidiary or affiliate and the administrator of the Plan to record such personal information and to keep such information in your employee file.

Termination of Service. The following provision replaces Section 9(b) of the Agreement:
If you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death or Disability (whether or not in breach of local labor laws and whether or not later found to be invalid), your right to vest in the Stock Units under the Plan (if any) will terminate effective as of the earlier of (1) the date the you receive notice of termination from the Employer, or (2) the date you are no longer actively employed, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Stock Unit grant.

French Language Provision. The following provisions will apply if you are a resident of Quebec:
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

HONG KONG

NOTIFICATIONS
Securities Warning: The Stock Units and any Shares acquired upon vesting of the Stock Units do not constitute a public offering of securities under Hong Kong law and are available only to directors of Cree, Inc. and employees and former employees of the Company and its subsidiaries and affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with the rules applicable to and are not intended to constitute a “prospectus” for a public offering of securities under applicable Hong Kong securities legislation, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Stock Units and any related documentation are intended only for the personal use of each eligible director or employee of the Employer, the Company, or its subsidiaries or affiliates and may not be distributed to any other person. If you are in doubt as to any of the contents of the Agreement or the Plan, you should obtain independent professional advice.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

TERMS AND CONDITIONS
Settlement of Stock Units and Sale of Shares. The following provisions supplement Section 7 of the Agreement:
Notwithstanding Section 2.3.2 of the Plan, the Stock Units will be settled in Shares only, not cash.

If any portion of the Stock Units vest and Shares are issued within six (6) months of the Grant Date, you agree that you will not sell the Shares acquired upon vesting before the six-month anniversary of the Grant Date.

MALAYSIA

NOTIFICATIONS
Insider Trading Notification. You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of Shares under the Plan. Under Malaysian insider-trading rules, you are prohibited from acquiring or selling Shares or rights to Shares (e.g., the Stock Units) when in possession of information that is not generally available and that you know or should know will have a material effect on the price of Shares once such information is generally available.

Director Notification Obligation. If you are a director of the Company's Malaysian subsidiary or affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary or affiliate in writing when you receive or dispose of an interest (e.g., the Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.